Exhibit 99.1

Press Release	Source: iMergent, Inc.

iMergent Settles Consumer Class Action Claims

PHOENIX, Oct 2, 2009 (GLOBE NEWSWIRE) -- iMergent, Inc. (AMEX:IIG - News) a leading provider of eCommerce software, site development, web hosting and search engine optimization for businesses and entrepreneurs, today announced a settlement of a consumer class action lawsuit filed in Court of Shelby County, Tennessee For The 30th Judicial District at Memphis.    The Settlement stems from a 2008 arbitration action Lyle Hill, on behalf of himself and all others similarly situated, v. iMergent, et.al.  which claimed the Company thru its StoresOnline division engaged in deceptive sales practices and sold defective software. The preliminary approved settlement entered October 1, 2009 is on a “claims made” basis and requires supporting documentation with the claim. The settlement resolves all claims of purchasers who do not choose to opt out of the class action settlement.

Under the terms of the Settlement purchasers who can establish they activated their software, spent a minimum of 23 hours working with the software including working with customer service but could not develop a web site may be entitled to a refund of up to $1254.00. All other customers will be entitled to compensation which includes either the development of a website(s) or discounts on the development of websites.

Jeffrey G.  Korn, iMergent Chief Legal Officer, said “We believe if the case had continued that both the Arbitrator and the Court would have determined that iMergent was not liable to purchasers, and not subject to a class action suit. We are also convinced that the Company did not engage in deceptive sales practices, and have demonstrated time and time again that the software is vibrant and effective.  Nonetheless this settlement, which has been funded in part from our E&O policy and in part from reserves made in previous quarters, is in the best interest of both our shareholders and our customers. Protracted litigation would have proven to be costly and distracted management from continuing to concentrate on improving sales practice as well as providing excellent software and customer support. This settlement allows purchasers who have claims to seek redress and puts finality on historical purchases and legacy issues.”

Steven G. Mihaylo, iMergent's Chief Executive Officer, said, "While settling claims we believe are without merit is a difficult decision we are pleased that we have been able to find a resolution to the issue of a consumer class action law suit. The fact that we can now put these issues behind us and that we had previously reserved for this action made the settlement the right decision. The changes we have made and are continuing to make have resulted in substantive improvements to our products and the experience of our customers. We continue to improve our StoresOnline product. Our primary focus is, and will always be, to improve shareholder value."

About iMergent

iMergent provides eCommerce solutions to entrepreneurs and businesses enabling them to market and sell their business products or ideas via the Internet. The company sells its proprietary software and training services which help users build Internet strategies to allow entrepreneurs and businesses to market and sell their products, accept online orders, analyze marketing performance and manage pricing and customers over the Internet. In addition to software and training, iMergent offers site development, web hosting and search engine optimization (SEO). iMergent, StoresOnline and Crexendo Business Solutions, Inc. are trademarks of iMergent, Inc.

Safe Harbor Statement

This press release contains forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for such forward-looking statements. The words, "believe," "expect," "anticipate," "estimate," "will" and other similar statements of expectation identify forward-looking statements. Specific forward-looking statements in this press release include information about iMergent, (1)  having had determined by both the Arbitrator and the Court that it was not liable to purchasers, and not subject to a class action suit, (2) not engaging in deceptive sales practices, and have documented time and time again that its software is vibrant and effective, (3) settlement being funded in part from its E&O policy and in part from reserves made in previous quarters, (4) belief  the settlement is in the best interest of both its shareholders and its customers, (5)  belief that protracted litigation would have proven to be costly and distracted management from continuing to concentrate on improving sales practice, providing excellent software and customer support, (6) belief that the settlement allows purchasers who have claims to seek redress and puts finality on historical purchases and legacy issues, (7) finding resolution to the issue of a consumer class action law suit, (8) changes  made and  continuing to make have resulting  in substantive improvements to its products and the experience of its customers, (9) continuing to improve the StoresOnline product and (10) primary focus being, and will always be, to improve shareholder value. You are cautioned not to place undue reliance on our forward looking statements. We do not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after the release of this press release, or to reflect the occurrence of unanticipated events.

For a more detailed discussion of risk factors that may affect iMergent's operations and results, please refer to the company's Form 10-K for the year ended June 30, 2009. These forward-looking statements speak only as of the date on which such statements are made, and the company undertakes no obligation to update such forward-looking statements, except as required by law.

Contact:

iMergent, Inc.

Steven G. Mihaylo, CEO, 775-530-3955

Stevemihaylo@imergentinc.com